Exhibit 14.1

BUSINESS CODE OF CONDUCT AND ETHICS

BACKGROUND

Envela Corporation was founded over 25 years ago with this customer commitment: Provide superior service using basic principles of honesty, integrity, and trust. Today, our customers, vendors, and the business communities in which we operate continue to rely on our reputation as a company that maintains the highest standards of ethical business conduct.

This Business Code of Conduct and Ethics (“Code”) applies to all directors, officers, and other employees of Envela Corporation and its subsidiaries (collectively "Envela" or the "company"). It extends to relations between employees and their co-workers, and to conduct between employees and their managers. The Code also extends to dealings between Envela directors, officers, and other employees, and Envela’s trade vendors, other suppliers, customers, and competitors.

SUMMARY

This Code is intended to guide all aspects of how we conduct business. Among its key provisions, the Code effectuates the following:

1.	Forbids directors, officers, and other employees from accepting any unauthorized financial gain, benefit, gift, service, or favor from any of the company’s trade vendors or services suppliers.
2.	Prohibits any conduct that has the potential for a conflict of interest, i.e., where the opportunity for personal gain might influence the way a director, officer, or other employee carries out the duties and responsibilities of his or her position.
3.	Prohibits any conduct that has even the appearance of impropriety, i.e., conduct that suggests a potential conflict of interest.
4.	Forbids directors, officers, and other employees from disclosing confidential Envela information to outsiders or from removing confidential information from company premises.
5.	Requires that Envela's books and records, and its financial condition and transaction reports be kept accurately, honestly, and completely.
6.	Requires full and prompt disclosure of all material business events and developments.
7.	Requires strict compliance with all federal and state laws governing Envela's business operations, including, but not limited to:
a.	collecting state sales tax;
b.	reporting large “cash” payments by customers;
c.	complying with U.S. Customs regulations that require disclosure of currency and merchandise brought into the United States;
d.	forbidding insider stock trading in Envela stock or other securities;
e.	prohibiting corporate political contributions;
f.	forbidding illegal payments to government officials;
g.	prohibiting discrimination or harassment, including that of a sexual nature of any kind, of any employee, vendor, or customer; and
h.	governing wage and hour practices and policies.

Take a Common-Sense Approach

If you, your supervisors, or co-workers would be embarrassed to read about your conduct on the front page of tomorrow morning's newspaper, or if the conduct is potentially harmful to the company, then don’t do it.

FAIR DEALING

Honesty, integrity, and trust are the underpinnings of Envela's success and must be always observed in all respects. Directors, officers, and other employees should endeavor to deal fairly with the company's customers, suppliers, and employees. Directors, officers, and other employees should not take unfair advantage of anyone through manipulation, concealment, or abuse of privileged information; misrepresentation of material facts; or any other unfair-dealing practice.

While all employees are expected to follow this Code, our directors, officers, and managers are held to a higher standard due to their roles within the Company. Directors, officers, and managers should lead by example, establish an open and respectful work environment, ensure compliance with this Code by employees reporting to them, respond timely to issues brought to their attention, and report concerns of any Code violation to the Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”) (SeniorMgmnt@envelacorp.com).

CONFLICTS OF INTEREST

Conflicts of interest by company directors, officers, and other employees are expressly forbidden. Any director, officer, or other employee found to have accepted an unauthorized benefit, gift, service, or favor from a vendor, customer, or competitor of the company may be in violation of this policy. A familial relationship or shared residence with a vendor or employee of a vendor may also be considered a conflict of interest. A director, officer, or other employee found to be in violation of this policy is subject to disciplinary action, up to and including divesting him or herself of the interest, ending the business relationship or, if the conflict is not disclosed and approved, immediate termination of employment or other relationship with Envela.

Directors, officers, and other employees are responsible for submitting updated Conflict of Interest forms if their situations change so as to create possible conflicts of interest. Failure to do so may result in termination.

Directors, officers, or other employees with questions regarding potential conflicts of interest may seek clarification from the company's Human Resources or Legal departments. If they become aware of material transactions or relationships that reasonably could be expected to give rise to a conflict of interest, they should advise the company's CEO, CFO, or call the Envela Whistleblower Hotline (800-916-7037).

Definitions

Benefit, Gift, Service or Favor – Mean (a) money or loans, (b) gifts of merchandise or services, or (c) unless specifically authorized in advance by Envela's CEO, travel, hotel, meals or entertainment provided by vendors or customers that exceed usual and customary social contact or that which, if reciprocated by a director, officer, or other employee, would not be covered under the company’s policies for expense reimbursement.

Conflict of Interest – Exists when the way a director, officer, or other employee would ordinarily deal with a vendor, customer, or competitor is influenced or could be perceived by others to be influenced or compromised by a benefit, gift, service, or favor that the vendor, customer or competitor has given or promised the director, officer, or other employee; or by a familial relationship between the director, officer, or other employee and the vendor, customer or competitor.

Competitor – Includes any business that engages, in whole or in part, in the manufacturing, wholesale or retail sale of jewelry; electronics’ resale or recycling; or any other aspect of the company's business.

Customer – Refers to any person who enters an Envela store for any reason other than Envela company business.

Director – Includes the director's spouse and immediate family members.

Employee – Includes the employee's spouse and immediate family members.

Officer – Includes the officer's spouse and immediate family members.

Vendor – Includes actual or potential trade vendors, suppliers, landlords, independent contractors, and providers of professional and other services.

GUIDELINES FOR DIRECTORS, OFFICERS, AND EMPLOYEES

You may not hold any financial interest in any privately held corporation, partnership, or organization that does or may do business or compete with Envela. Additionally, you, your relatives, and anyone who shares a residence with you may not do any of the following:

●	accept payments of any nature from actual or potential vendors, customers, or competitors
●	borrow money from actual or potential vendors or competitors, or engage in other personal transactions with them
●	serve on the board of directors of any vendor or competitor
●	hold any direct or indirect position in any corporation, partnership, or organization with which the company does or may do business, or with which the company competes
●	hold more than a five percent stock interest in any publicly held corporation, partnership or organization that does or may do business with or competes with Envela
●	offer to sell personally owned merchandise to prospective customers
●	accept travel, lodging, or unusual benefits or entertainment from vendors or competitors unless an executive officer has first determined that the acceptance of such benefits conforms to customary industry practice and will be an effective use of your time
●conduct any business other than company business on company time or property

The company may not lend money to any director or executive officer.

Examples

1.	If a vendor offers to fly you to the Super Bowl, you must decline the offer since you could not reciprocate and be reimbursed for the cost under the company's Expense Reimbursement Guidelines. If, on the other hand, a vendor takes you to a routine dinner, you can accept because you could reciprocate and submit the cost of the meal for company reimbursement.

2.	It is customary in our industry for vendors to periodically sponsor dinner meetings, trade shows, and other events where new products are introduced to buyers and other retailer representatives. Envela has traditionally sent appropriate representatives to these and other similar events. In this and other comparable situations, vendors and other suppliers customarily pay for all or a portion of the cost of attending such events. These costs may include travel, hotel, meals, and entertainment. If Envela’s CEO determines in advance that such attendance serves Envela’s business interests and would be a good use of your time, then this Code will permit Envela representatives to continue to go to these events at the expense of the sponsors.

3.	If a vendor offers you and your spouse the opportunity to stay at his vacation home in the Bahamas, you must decline the offer, even though your use of the home may not involve any out-of-pocket costs to the vendor. Otherwise, such conduct on your part could be perceived as an attempt by the vendor to improperly influence you in the performance of your duties.

4.	If a jewelry-repair or other service provider is related to you (e.g., your spouse, sibling, parent, or someone who shares a residence with you), you may not use that provider for repairs or services at any company store. Such a relationship can be perceived as an attempt by the service provider to influence or benefit from your employment at Envela.

If you have concerns about whether a particular transaction or your involvement in a particular business deal may present a conflict of interest, please discuss the matter first with your supervisor or reach out to a member of Human Resources or Legal Departments.

CORPORATE OPPORTUNITIES

You may not (a) take for yourself opportunities that are discovered using corporate property, information, or position; (b) use corporate property, information, or position for personal gain; or (c) compete with the company.

CONFIDENTIAL INFORMATION

Confidential information is information that is maintained as confidential by the Company and that is not readily available to the public or the company’s competitors.

Envela directors, officers, and other employees must not disclose any confidential or proprietary information about the company to persons outside the company without prior authorization of senior management unless such disclosure is legally mandated. "Persons outside the company" include family, friends, vendors, customers, competitors, and the news media.

Confidential information includes, but is not limited to, the following:

●	business and store-location plans
●	strategic plans
●	sales and financial data and reports
●	forecasts
●	products and pricing
●	identities of associates, vendors, and customers
●	information contained in memoranda, reports, analyses, lists, schedules, or electronic communications; and all other documents prepared for internal use that are maintained as confidential and not readily available to third parties
●	sizes or terms of purchase orders
●	information about customer purchases or merchandise assortments
●	store rankings
●	personnel and performance records
●	build-out plans
●	employment information or personal-employee information other than compensation
●	information pertaining to any lawsuits or government actions or investigations involving the company that is not readily available to the public
●	information concerning any company investigation or audit, internal or otherwise

Directors, officers, and employees are also prohibited from disclosing any trade-secret information, as defined under the Defend Trade Secrets Act of 2016 or applicable state trade- secret laws.

The federal Defend Trade Secrets Act provides immunity in certain circumstances to company employees, contractors, and consultants for limited disclosures of Company Trade Secrets.

Specifically, company employees, contractors, and consultants may disclose Trade Secrets:

(1)	in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or
(2)	“in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may also use and disclose related Trade Secrets in the following manner:

(1)	the individual may disclose the Trade Secret to his/her attorney, and
(2)	the individual may use the information in related court proceeding, as long as the individual files documents containing the Trade Secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”

COMPETITIVE CONFIDENTIAL INFORMATION

Envela engages in free and fair competition. While we are a strong competitor in our marketplaces, we will not use our competitors’ confidential information to gain an unfair advantage. Employees have an obligation to themselves and to the company to ensure that any collection of competitive information is both legal and ethical. Employees are prohibited from bringing confidential and proprietary information from their former employers when beginning work at Envela. Employees should never gather competitive information through misrepresentation, theft, or any other improper manner. Accessing proprietary information of competitors is not authorized. When in doubt, please seek guidance from the Legal Department.

Example

You leave your employment at Envela, and your new employer, an Envela competitor, asks you to contact the top Envela salespeople whose names, telephone numbers and rankings you worked with and obtained at your last company meeting. Can you do it? No. Even though you no longer work for Envela, information that came into your possession during your employment at Envela remains the property of Envela, and is confidential and proprietary.

COMPUTER SYSTEMS

The company relies heavily on computer systems to meet its financial, informational, and operational requirements. It is imperative that computer data, software, hardware, and networks be protected against alteration, damage, theft, or unauthorized access.

Any unauthorized use or reproduction of proprietary or copyrighted software, or corporate data is prohibited. This includes, but is not limited to, monthly Profit and Loss Statements, Gross Margin Analyses, Projections and Models, Inventory Analyses, CATS Reports, RIS Reports, Sales Data, and Operating Expense Data.

You are prohibited from participating in on-line discussions or "chat rooms" regarding the company's confidential business.

Nothing in this Code prohibits employees from engaging in concerted protected activity under the National Labor Relations Act or any other similar federal or state law.

Examples

1.	Can you remove computer reports containing sales plans and performance ranking provided to you by the company? No, this action constitutes a breach of confidentiality.
2.	You notice on a popular chat room that one of the postings contains significant misstatements regarding the company that could cause the company harm. Can you correct them through your own posting? No. You should bring the statements to the attention of the company’s investor-relations or legal departments and let them decide whether a response is appropriate. You are not authorized to speak on behalf of the company.

MAINTENANCE OF BOOKS &   RECORDS,     AND  DISCLOSURE  PROCEDURES

Envela observes stringent standards in keeping its books and records. All company records must be complete, and accurately record and describe the transactions they reflect. All assets, liabilities, revenues, and expenses will be recorded in compliance with generally accepted accounting principles. Directors, officers, and employees are expected to cooperate fully with our internal and external auditors.

All transactions involving company funds must be accurately reflected in the books of account. False or misleading entries in such books are prohibited. The creation and maintenance of secret or unrecorded funds or assets are likewise prohibited. Knowledge of any such activity by any employee must be reported promptly to the CEO, CFO or the Envela Whistleblower Hotline (800- 916-7037).

The company requires cooperation and open communications with its internal and external auditors. It is illegal to take any action to fraudulently influence, coerce, manipulate, or mislead any independent or certified public accountant engaged in the performance of an audit or our financial statements.

The laws and regulations applicable to filings made with the Securities and Exchange Commission, including those applicable to accounting matters, are complex. While the ultimate responsibility for the information included in these reports rests with senior management, numerous other employees participate in preparing these reports or providing information included in these reports. The company maintains disclosure controls and procedures to ensure that the information included in the reports that it files or submits to the Securities and Exchange Commission is collected and communicated to senior management to permit timely disclosure of required information.

If you are requested to provide, review, or certify information in connection with the company’s disclosure controls and procedures, you must provide the requested information or otherwise respond in a full, accurate, and timely manner. Moreover, even in the absence of a specific request, you should report to senior management any information that you believe ought to be considered for disclosure in our reports that is not being appropriately considered.

If you have questions or are uncertain as to how the company's disclosure controls and procedures may apply in specific circumstances, promptly contact your supervisor or a more senior manager. The company wants you to ask questions and seek advice. Additional information regarding how to report your questions or concerns (including on a confidential, anonymous basis) is included below (“Code Administration and Violations”).

CORPORATE ASSETS

You should protect the company's assets and ensure their efficient use. Theft, carelessness, and waste directly impact the company's success and profitability. Company assets should be used exclusively for the company’s legitimate business purposes.

The company has extensive procedures designed to minimize both employee and third-party theft. These procedures are dependent, however, on all employees diligently observing them. It is incumbent on all employees to follow the company's procedures and to report to their supervisor or other senior management any lapses that occur in following the procedures.

NEWS AND MEDIA CONTACT

If you are contacted by a member of the media regarding any company matter (including pending or threatened legal matters), you should refer the questioner to senior management for consideration and potential responses. No officer, director, or employee is authorized to reply to media inquiries without prior written authorization from the company’s CEO.

As a public company, we are obligated to provide full and prompt disclosure of all material developments or events to our stockholders and the public. All statements to the media or responses to inquiries from the media dealing with sales, profitability, and financial performance must be authorized in advance by the CEO. It is the company’s policy that no company director, officer or employee may publicly discuss sales, profitability, results of operations, or confidential information (as defined in this Code), without prior authorization from the CEO.

COMPLIANCE WITH APPLICABLE LAWS

The company is committed to strict compliance with all federal and state laws governing its business operations. If you are uncertain as to whether or how a law applies to the company, please contact your supervisor or the company's CFO.

State Sales Tax

Directors, officers, and other employees must always comply with state sales tax laws requiring the collection of taxes due on merchandise sales. Any director, officer, or other employee found to have accommodated a purchaser by willfully failing to charge applicable state sales tax on any transaction or who ships an "empty box" to an "out-of-state customer" trying to evade sales tax will be subject to immediate termination of employment, according to federal law.

Reporting Cash Payments Over $10,000

All directors, officers, and employees must comply with U.S. Treasury regulations requiring the company to promptly report all transactions (or series of separate, related transactions) in which customers pay more than $10,000 in “cash” (as defined in IRS Form 8300 Reference Guide).

U.S. Customs Regulations

All directors, officers, and employees traveling outside the United States must comply strictly with applicable U.S. Customs regulations, including reporting U.S. currency and merchandise brought into the country from abroad.

EEO Policies

All directors, officers, and other employees are required to make policy and procedure decisions on the principles of equal-employment opportunity, as more fully described in Envela's Employee Handbooks.

Payments to Government Officials

No director, officer, or other employee may make any payment to a domestic or foreign government official to obtain favored treatment with respect to the company's business.

Federal Securities Laws

As a public entity, the company has obligations under applicable federal and state securities laws. It is required to maintain books and records, distribute information to its stockholders, and file various information with the NYSE American stock exchange and the Securities and Exchange Commission. Directors, officers, and employees must fulfill these obligations in a full, fair, complete, accurate, timely and understandable manner.

Directors, officers, and employees must not purchase or sell Envela common or other stock when they have personal knowledge of material non-public information about the company, including its business, prospects, or financial condition. Moreover, no director, officer, or other employee is permitted to "tip" any relative or friend by disclosing material non-public information about the company.

No director, officer, or other employee may purchase or sell the securities of a company vendor or other party with which the company does business when he or she has personal knowledge of material non-public information regarding the vendor's or other party's business, prospects, or financial condition as a result of working for the company. Similarly, no director, officer, or employee is permitted to "tip" any relative or friend by disclosing material non-public information about such company vendors or other parties.

Examples of non-public information that may be deemed material

●	quarterly or annual results
●	internal earnings estimates, especially if significantly different from "street" estimates
●	sales information
●	financial-liquidity problems or management changes
●	stock or debt offerings
●	negotiations concerning significant mergers, acquisitions, or divestitures
●	dividend recommendations, stock splits, stock repurchase programs, tender offers, or exchange offers
●	significant litigation or labor disputes

Both positive and negative information may be material, and material undisclosed developments in matters previously disclosed may also constitute material non-public information. Also, as the magnitude of potential events or transactions increases, and the greater the chance they will occur, the more likely it is that information regarding such events or transactions may be deemed material. Information is considered available to the public only when it has been released to the public through appropriate channels (e.g., press release or Securities and Exchange Commission filings) and enough time has elapsed to permit the market to absorb and evaluate such information (generally 2-3 business days thereafter).

STOCK TRADING PROHIBITED DURING BLACKOUT PERIODS

To assure strict compliance with this policy, no directors, officers, or other employees who are specifically designated as "insiders" by the company’s counsel are permitted to purchase or sell Envela securities during "blackout" periods (when quarterly financial information is being calculated internally).

Blackout Periods

Blackout periods include the first day after the end of a fiscal quarter and end two full trading days after the company publicly announces its quarterly or full year (as applicable) results of operations.

Open Periods

Non-blackout periods are open periods when stock purchases and sales are generally permitted. However, even during open periods, directors, officers, and employees (and their respective related accounts) who are subject to the above blackout requirements must receive advance clearance from senior management prior to executing purchases or sales of Envela’s common stock or other securities. If senior management clears the proposed trade, such trade must be consummated within 10 days of receipt of approval, if at all.

PARTICIPATING IN INVESTIGATIONS

The company will promptly and thoroughly investigate all reported violations of this Code and will maintain confidentiality to the extent possible without impeding the investigation process. To conduct thorough investigations, however, the company needs participation of all employees who may have information or knowledge regarding potential violations. The company expects all employees to fully and honestly participate in and cooperate with any investigations.

COOPERATION WITH LAWSUITS AND GOVERNMENT INVESTIGATIONS

From time to time, the company may be involved in lawsuits or government investigations/audits. Only approved employees are authorized to participate in legal proceedings and government investigations/audits as instructed by the Legal Department. Any employee who becomes aware of a legal matter, such as receiving a copy of a lawsuit or a request for information from a government agency, should notify the Legal Department immediately. You should also notify the Legal Department immediately if you become aware of any threatened or potential litigation involving the company. The company expects employees to cooperate fully with the Legal Department in connection with lawsuits and government investigations/audits.

Nothing in this Code will be construed to limit the right of employees, officers, or directors to (1) respond accurately and fully to any question, inquiry, or request for information required by legal process; (2) disclose information to any governmental agency with regulatory or oversight responsibilities for companies such as Envela; or (3) participate in any proceeding before an administrative agency responsible for enforcing labor and employment laws such as the Equal Employment Opportunity Commission or the National Labor Relations Board.

CODE ADMINISTRATION AND VIOLATIONS

Good-Judgment Rule

The company's senior management (CEO and CFO), in conjunction with legal counsel, is responsible for interpreting the Code and responding to specific questions from directors, officers, and other employees about its application. Envela will make every effort to provide consistent treatment and guidance for prospective conduct.

Although this Code addresses many types of business conduct considered to be unethical, improper, or detrimental to Envela's reputation or interests, no company policy could ever anticipate every situation that may arise during your employment. You are, therefore, advised to use good judgment in dealing with issues not specifically addressed in the Code. Always conduct your job responsibilities honestly. If you have questions concerning whether your conduct violates this Code or applicable laws, please discuss it with your supervisor, a member of the Human Resources Department, a member of the Legal Department, or the CFO. Together, we will determine whether your conduct may potentially violate this Code or other laws.

Requests for Exceptions and Waivers

While most Code policies must be strictly followed, exceptions may be possible in some circumstances. For example, a minor conflict of interest can sometimes be resolved simply by disclosing the potential conflict to all interested parties. If you believe that an exception to any of the policies is appropriate, you should first contact your supervisor. If the immediate supervisor agrees that an exception is appropriate, the approval of senior management will then be sought. Exceptions to the Code for directors and executive officers may be made only by the company’s board or a board committee, and exceptions for directors or the company’s CEO, CFO, principal accounting officer, controller or other executive officers, or persons performing similar functions, must be immediately disclosed on Form 8-K, or, if permitted by applicable securities laws, the company’s website.

In cases where you are unable to decide whether a course of conduct is permissible, you are encouraged to ask for guidance from senior management, who may choose to seek further guidance from legal counsel.

All inquiries will be kept confidential to the extent possible, and questions may be submitted on a "no-name" basis.

Code Violations

If you have violated this Code, you are subject to disciplinary action. Depending on the nature of the violation, this action could include immediate termination of employment or other relationship with Envela without prior notice.

You have a duty to promptly bring to the company's attention any situation in which this Code has been (or is about to be) violated, regardless of whether you are involved. The company's board has adopted a Whistleblower Policy. Any director, officer, or other employee may obtain a copy of the policy by contacting the company's CFO. The policy is also available on the company's website.

Officers and other employees should report Code violations to their supervisors or to the next successive level of reporting authority. Directors should report such violations to the CEO or CFO. If you are aware of a violation that you believe could materially harm the company, its shareholders, or others that is not being properly addressed, you are encouraged to contact any member of senior management or the Envela Whistleblower Hotline (800-916-7037).

Nothing in this Code will be deemed to alter any employment-at-will or other status of an employee or to otherwise create for an employee an enforceable right against the company, its directors or officers, or any other employee or third party.

No Retaliation

The company does not permit retaliation of any kind, by or on behalf of the company against its directors, officers, or employees, for filing good-faith reports or complaints of violations of this Code or other illegal or unethical conduct. Any company employee, including officers and managers, who is involved in any form of retaliation against an employee who reports misconduct or cooperates in any investigation related to a potential violation of this Code will be subject to disciplinary action, up to and including termination. Such retaliation is a violation of this Code.

PUBLIC-COMPANY REPORTING

As a public company, it is critical that the company’s filings with the Securities and Exchange Commission be accurate and timely. Depending on your position with the company, you may be called upon to provide necessary information to ensure the company’s public records are complete, fair, and understandable. The company expects you to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the company’s public-disclosure requirements.

CONTACTS AND AVENUES TO SEEK GUIDANCE ON ETHICAL ISSUES

Envela provides resources and opportunities for its employees to seek guidance regarding compliance with this Code. These resources are here to help, so please do not hesitate to seek their guidance. Only by working together will we be able to uphold the ethical standards set forth in this Code. The following avenues are available for any questions concerning the applicability of this Code:

●	your supervisor
●	Human Resources Department (hr@envelacorp.com)
●	Legal Department (legaldepartment@envelacorp.com)
●	CFO (SeniorMgmnt@envelacorp.com)
●	CEO (SeniorMgmnt@envelacorp.com)